                                                                    Exhibit 99.1

[RJ REYNOLDS TOBACCO HOLDINGS, INC. LOGO]
                                                                   P.O. BOX 2866
                                                    WINSTON-SALEM, NC 27102-2866
--------------------------------------------------------------------------------

CONTACT:  INVESTORS:                     MEDIA:
          Carole Biermann Wehn           Seth Moskowitz
          (336) 741-5182                 (336) 741-7698           RJRTH 2004-03

                RJR REPORTS FULL YEAR/FOURTH QUARTER 2003 RESULTS

WINSTON-SALEM, N.C. - JAN. 27, 2004 - R.J. Reynolds Tobacco Holdings, Inc. (NYSE: RJR) today reported the following results for full year and fourth quarter 2003.

                  GAAP FOURTH QUARTER AND FULL YEAR HIGHLIGHTS
                 (DOLLARS IN MILLIONS, EXCEPT PER-SHARE AMOUNTS)

                                    FOURTH QUARTER                FULL YEAR
                                    --------------                ---------
                                  2003         2002(1)        2003       2002(1),(2)
                                  ----         -------        ----       -----------
Net sales                       $ 1,234       $ 1,406       $ 5,267       $ 6,211
Operating income (loss)         $  (473)      $  (142)      $(3,841)      $   779
Net loss                        $  (136)      $   (59)      $(3,446)      $   (44)
Net loss per diluted share      $ (1.62)      $ (0.69)      $(41.17)      $ (0.49)

(1.) Fourth-quarter and full-year 2002 results include a restructuring charge of $224 million ($135 million after tax).

(2.) Due to RJR's adoption on Jan. 1, 2002, of SFAS No. 142, the fair value of certain RJR Tobacco trademarks was less than the carrying value, which resulted in a non-cash trademark impairment charge of $502 million after tax in the first quarter of 2002.

Full-year results include:

      - $4.20 billion of non-cash trademark, goodwill and fixture impairment charges related to restructuring ($4.02 billion after tax);

      - $368 million of restructuring and impairment charges ($224 million after tax);

      - a $96 million benefit from a change in the returned-goods policy ($58 million after tax); and

      - a $412 million benefit from favorable resolutions of tax matters for prior years.

Fourth-quarter results reflect:

      - $499 million of non-cash goodwill impairment charges related to restructuring;

      -     $106 million of fixture impairment charges ($64 million after tax);

      -     $3 million of net restructuring charges ($2 million after tax); and

      -     $357 million from favorable resolutions of tax matters.

                                     -more-

                 BALANCE SHEET HIGHLIGHTS (AS OF DEC. 31, 2003)

-        Cash and short-term investments:   $1.6 billion

-        Debt:                              $1.7 billion

-        Equity:                            $3.1 billion

-        Dividend:                          $0.95 per share quarterly; $3.80 per
                                            share annualized

             DISCUSSION OF FULL YEAR AND FOURTH QUARTER 2003 RESULTS

"For RJR, 2003 was a year of reevaluation and transformation. We are pleased with the significant progress we have made toward putting RJR on the right path to improve business performance and enhance shareholder value in 2004 and beyond," said Andrew J. Schindler, chairman and chief executive officer of RJR.

Schindler said that 2003 began with continued competitive pricing and promotional pressures, as well as additional state excise tax increases. "To remain competitive in this difficult environment, we had to fundamentally rethink the way we do business," he said. "As a result, we implemented a two-pronged initiative to drive profit growth: a new brand-portfolio strategy that focuses on those premium brands with the highest growth potential; and a reduction in our cost structure that will enable us to achieve $1 billion in annualized savings by year-end 2005.

"The restructuring is on schedule," Schindler said. "We have already achieved $400 million in cost savings, and we expect to realize an additional $400 million in 2004.

"In addition," he said, "to further improve efficiencies and make us more competitive, we announced in October that we have reached an agreement with British American Tobacco to combine RJR Tobacco's operations with the U.S. operations of BAT's Brown & Williamson subsidiary. We expect full integration of the two companies to generate at least $500 million in annualized synergies within 18 to 24 months after closing."

Schindler said that RJR is currently pursuing necessary regulatory and shareholder approvals for the merger, and that the company expects to receive those approvals by the middle of 2004.

                                FINANCIAL RESULTS

FULL YEAR

In addition to volume and pricing pressures, full-year 2003 financial results were impacted by: restructuring costs; trademark, goodwill and fixture impairment charges; favorable resolutions of tax matters for prior years; and a reduction in the returned-goods reserve.

                                     -more-

Full-year net sales were $5.27 billion, down 15.2 percent, primarily due to lower volume and higher promotional spending, partially offset by a more favorable full-price/savings-brand mix and a change in RJR Tobacco's returned-goods policy that resulted in a $96 million reduction in the returned-goods reserve.

Operating loss for the year was $3.84 billion, compared with operating income of $779 million in 2002. The full-year 2003 operating loss resulted primarily from restructuring charges of $368 million, and other charges related to the restructuring, including non-cash goodwill and trademark impairment charges of $4.09 billion. Operating results also include a non-cash impairment charge of $106 million related to transferring the ownership of merchandising fixtures to retailers.

Net loss for the year was $3.45 billion, compared with a net loss of $44 million in 2002. The 2003 results reflect lower sales, and the restructuring and impairment charges noted above, partially offset by the favorable resolutions of tax matters for prior years, resulting in the following non-cash benefits:

      - a benefit of $169 million related to continuing operations ($114 million was recorded in the fourth quarter);

      - a fourth-quarter benefit of $122 million in discontinued operations related to the 1999 sale of RJR's international tobacco business to Japan Tobacco Inc.; and

      - a fourth-quarter extraordinary benefit of $121 million related to the purchase in 2000 of RJR's former parent company, Nabisco Group Holdings.

For the full year, net loss per diluted share was $41.17, compared with a net loss of $0.49 per diluted share in 2002.

FOURTH QUARTER

Fourth-quarter results were impacted by many of the same factors discussed above. For the fourth quarter of 2003, net sales were down 12.2 percent, at $1.23 billion, compared with $1.41 billion in the fourth quarter of 2002.

Fourth-quarter operating loss was $473 million, compared with a loss of $142 million in the prior-year quarter. The fourth-quarter 2003 operating loss was driven by $608 million of restructuring and non-cash fixture and goodwill impairment charges. This amount includes an adjustment to the company's third-quarter estimated goodwill impairment charge.

Net loss for the fourth quarter of 2003 was $136 million, compared with a net loss of $59 million in the prior-year period. Fourth-quarter net loss per diluted share was $1.62, compared with a net loss per diluted share of $0.69 during the fourth quarter of 2002.

                                     -more-

           VOLUME AND PRODUCT MIX DURING FOURTH QUARTER AND FULL YEAR

RJR SHIPMENT VOLUME

The following table summarizes RJR's fourth-quarter and full-year 2003 domestic cigarette shipment volume, in billions of units:

                                                  FOR THE THREE MONTHS                   FOR THE FULL YEAR
                                                      ENDED DEC. 31                        ENDED DEC. 31
                                                      -------------                        -------------
                                                                       %                                      %
                                               2003       2002       CHANGE         2003       2002        CHANGE
                                               ----       ----       ------         ----       ----        ------
RJR TOBACCO VOLUME                             19.2       21.2      - 9.3%          80.0       90.6       -11.7%
     RJR Tobacco total full-price              12.3       12.8       -3.5%          49.7       55.5       -10.3%
     RJR Tobacco total savings                  6.9        8.4      -18.1%          30.3       35.1       -13.8%
SFNTC VOLUME(1)                                 0.3        0.2      + 8.1%           1.2        1.0        + 6.9%
RJR TOTAL DOMESTIC VOLUME(2)                   19.5       21.4       -9.0%          81.2       91.6        -11.4%

----------
(1.) This comparison includes domestic shipments during the first two weeks of 2002, which was prior to the completion of RJR's acquisition of Santa Fe Natural Tobacco Company on Jan. 16, 2002.

(2.) The above results exclude Puerto Rico and certain other U.S. territories' volume of approximately 0.3 billion units for fourth quarter 2003 and 1.1 billion units for full year 2003. Volume for Puerto Rico and these other U.S. territories was 0.3 billion units in fourth quarter 2002 and 1.2 billion for full year 2002.

In line with RJR's guidance, RJR Tobacco's full-year volume declined 11.7 percent in 2003, due to underlying consumption declines and inventory shifts. Full-price volume declined 10.3 percent and savings volume was down 13.8 percent. During the year, the company posted consistent improvements in its full-price to savings-brand mix. The full-year full-price mix was 62.2 percent, up 1.0 points from 61.2 percent in 2002.

RJR Tobacco's shipment volume for the fourth quarter was down 9.3 percent from the prior-year period, driven largely by an 18.1 percent decline in savings volume. Full-price volume was down 3.5 percent compared with the year-ago quarter. The company's full-price mix for the quarter was significantly higher, at 64.3 percent, up 3.9 points from the prior-year period.

Based on information from Management Science Associates, Inc. (MSAi), fourth-quarter industry volume was 90.6 billion units, up 0.2 percent from the fourth quarter of 2002. For full-year 2003, industry volume was 371.4 billion units, down 5.1 percent compared to the prior year. The industry full-price mix for the year was 73.9 percent, up 1.2 points from 2002. RJR Tobacco continues to believe the volume associated with smaller, deep-discount manufacturers is not fully reflected in MSAi's reported numbers.

                                BRAND PERFORMANCE

RJR Tobacco's share of market for full-year 2003 was 22.52 percent, down from
22.93 percent in 2002. The company's share of market for the fourth quarter was
21.97 percent, down from 22.98 percent in the prior-year quarter. The primary factors affecting share performance were high levels of competitive full-price promotions, the continuing impact of higher state excise taxes, and continued price pressure from the deep-discount category, which remained a significant factor even though deep-discount share was relatively stable in 2003.

                                     -more-

In 2003, the company maintained its full-price share position at 14.24 percent of the market, compared with 14.20 percent in 2002. Full-price share performance was based on the strength of RJR Tobacco's growth brands - Camel and Salem, which posted a combined full-year gain of 0.38 share points - more than offsetting declines in other full-price brands.

In 2003, Camel's filtered styles posted a gain of 0.25 share points, on the strength of Camel's Classic and Turkish families. Salem has shown steady momentum since its "Stir the Senses" re-launch in April 2003, gaining almost 0.4 share points since the first quarter of 2003. Salem has posted increases in both its Green Label and Black Label styles, with growth coming from competitive switching and increased franchise loyalty.

Santa Fe's Natural American Spirit brand delivered higher volume and profits compared to 2002.

                         FULL YEAR 2004 EARNINGS OUTLOOK

"Despite the continued challenges of an intensely competitive business environment, our efforts in 2003 have put us on the right path to improve performance going forward," said Dianne M. Neal, RJR's chief financial officer. "Our new marketplace strategy is more focused and efficient, and we will make course corrections as required. We are also intensely focused on our companywide cost-cutting efforts, and we expect to realize additional savings of $400 million in 2004.

"Our guidance for 2004 anticipates earnings growth that reflects these savings, partially offset by a number of factors, such as lower volume, moderately higher settlement costs and an unfavorable cost comparison due to the returned-goods reserve benefit we recognized in 2003," she said.

Neal noted that it is too early to include the potential effects of the Brown & Williamson transaction in the company's guidance.

"In 2004," she said, "we expect to generate operating income of $725 million to $775 million, excluding restructuring charges that we currently estimate to be approximately $20 million, as we indicated in September. With these restructuring charges included, we expect operating income of $705 million to $755 million, and net income of $385 million to $415 million. We expect to end the year with approximately $1.6 billion in cash.

"We have made good progress, and are confident in our ability to strengthen and improve our business," Neal said. "We are committed to continuing to build shareholder value in 2004 and in the years ahead."


                                     -more-

                          CONFERENCE CALL WEBCAST TODAY

R.J. Reynolds Tobacco Holdings, Inc. will webcast a conference call to discuss full-year and fourth-quarter financial results at 10 a.m. Eastern Standard Time on Tuesday, Jan. 27. The call will be available live online on a listen-only basis. To register for the call, please visit the "Investors" section of www.RJRHoldings.com. A replay of the call will be available on the site for seven days. Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Seth Moskowitz at (336) 741-7698.


STATEMENTS INCLUDED IN THIS NEWS RELEASE WHICH ARE NOT HISTORICAL IN NATURE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS REGARDING RJR'S FUTURE PERFORMANCE AND FINANCIAL RESULTS INCLUDE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. THESE RISKS INCLUDE THE SUBSTANTIAL AND INCREASING REGULATION AND TAXATION OF THE CIGARETTE INDUSTRY; VARIOUS LEGAL ACTIONS, PROCEEDINGS AND CLAIMS RELATING TO THE SALE, DISTRIBUTION, MANUFACTURE, DEVELOPMENT, ADVERTISING, MARKETING AND CLAIMED HEALTH EFFECTS OF CIGARETTES THAT ARE PENDING OR MAY BE INSTITUTED AGAINST RJR OR ITS SUBSIDIARIES; THE SUBSTANTIAL PAYMENT OBLIGATIONS AND LIMITATIONS ON THE ADVERTISING AND MARKETING OF CIGARETTES UNDER VARIOUS LITIGATION SETTLEMENT AGREEMENTS; THE CONTINUING DECLINE IN VOLUME IN THE DOMESTIC CIGARETTE INDUSTRY; COMPETITION FROM OTHER CIGARETTE MANUFACTURERS, INCLUDING INCREASED PROMOTIONAL ACTIVITIES AND THE GROWTH OF THE DEEP-DISCOUNT CATEGORY; THE SUCCESS OR FAILURE OF NEW PRODUCT INNOVATIONS AND ACQUISITIONS; THE EFFECT OF MARKET CONDITIONS ON THE PERFORMANCE OF PENSION ASSETS AND THE RETURN ON CORPORATE CASH; ANY POTENTIAL COSTS OR SAVINGS ASSOCIATED WITH REALIGNING THE COST STRUCTURE OF RJR AND ITS SUBSIDIARIES; THE ABILITY TO ACHIEVE EFFICIENCIES IN MANUFACTURING AND DISTRIBUTION OPERATIONS WITHOUT NEGATIVELY AFFECTING SALES; THE COST OF TOBACCO LEAF AND OTHER RAW MATERIALS AND OTHER COMMODITIES USED IN PRODUCTS; THE RESPONSIVENESS OF BOTH THE TRADE AND CONSUMERS TO NEW PRODUCTS AND MARKETING AND PROMOTIONAL PROGRAMS; AND THE RATINGS OF RJR SECURITIES. IN ADDITION, RJR CAN GIVE NO ASSURANCE THAT THE FORMATION OF REYNOLDS AMERICAN INC., THE COMBINATION OF RJR TOBACCO AND THE U.S. ASSETS, LIABILITIES AND OPERATIONS OF BROWN & WILLIAMSON, AND THE RELATED TRANSACTIONS, WILL BE CONSUMMATED, OR IF CONSUMMATED, THAT ANY EXPECTATIONS RELATING THERETO WILL BE REALIZED. FACTORS THAT COULD AFFECT WHETHER THE TRANSACTION IS CONSUMMATED INCLUDE THE SATISFACTION OF REGULATORY CONDITIONS TO THE BUSINESS COMBINATION THAT CANNOT BE WAIVED AND THE SATISFACTION OR WAIVER OF ALL OTHER CONDITIONS, INCLUDING OBTAINING CLEARANCES FROM U.S. AND EUROPEAN REGULATORY AUTHORITIES AND RJR SHAREHOLDERS, AS WELL AS THE RECEIPT OF SATISFACTORY INTERNAL REVENUE SERVICE RULINGS. DUE TO THESE UNCERTAINTIES AND RISKS, UNDUE RELIANCE SHOULD NOT BE PLACED ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS NEWS RELEASE. EXCEPT AS PROVIDED BY FEDERAL SECURITIES LAWS, RJR IS NOT REQUIRED TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Reynolds American Inc., the holding company to be formed in the proposed business combination, has filed a registration statement on Form S-4 that includes a preliminary proxy statement/prospectus and other relevant documents in connection with the proposed business combination. The registration statement will be amended to include the year-end 2003 financial statements. When the registration statement becomes effective, a final proxy statement/prospectus and other relevant documents will be mailed to RJR shareholders. INVESTORS AND SECURITY HOLDERS OF RJR ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION. Documents filed by RJR and Reynolds American Inc. with the SEC can be found at the SEC's Web site at www.sec.gov. Once available, free copies of the final prospectus/proxy statement, as well as RJR's and Reynolds American Inc.'s related filings with the SEC, also may be obtained from RJR by directing a request to R.J. Reynolds Tobacco Holdings, Inc. at P.O. Box 2866, Winston-Salem, NC 27102-2866, Attn.: Office of Investor Relations, or by telephone at (336) 741-5165 or on RJR's Web site, www.RJRHoldings.com.


                                     -more-

R.J. Reynolds Tobacco Holdings, Inc. is the parent company of R.J. Reynolds Tobacco Company and Santa Fe Natural Tobacco Company, Inc. R.J. Reynolds Tobacco Company is the second-largest tobacco company in the United States, manufacturing about one of every four cigarettes sold in the United States. Reynolds Tobacco's product line includes four of the nation's 10 best-selling cigarette brands: Camel, Winston, Salem and Doral. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products, and markets them both nationally and internationally. Copies of RJR's news releases, annual reports, SEC filings and other financial materials are available on the company's Web site, www.RJRHoldings.com.

                           (financial tables follow)

                                    - more -

                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME-GAAP
                 (Dollars in Millions, Except Per Share Amounts)
                                   (Unaudited)

                                                                   Three Months Ended           Twelve Months Ended
                                                                       December 31,                  December 31,
                                                                       ------------                  ------------
                                                                   2003           2002           2003           2002
                                                                   ----           ----           ----           ----
NET SALES (1)                                                    $  1,234       $  1,406       $  5,267       $  6,211
                                                                 --------       --------       --------       --------

Cost of products sold                                                 800            889          3,218          3,732
Selling, general and administrative expenses                          299            422          1,327          1,463
Fixture impairment                                                    106             --            106             --
Restructuring and impairment charges (2)                                3            224            368            224
Goodwill and trademark impairment (3)                                 499             13          4,089             13
                                                                 --------       --------       --------       --------

OPERATING INCOME (LOSS)                                              (473)          (142)        (3,841)           779

Interest and debt expense                                              21             37            111            147
Interest income                                                        (6)           (18)           (29)           (62)
Other (income) expense, net                                            (1)             4             (5)            11
                                                                 --------       --------       --------       --------

INCOME (LOSS) BEFORE INCOME TAXES                                    (487)          (165)        (3,918)           683

Provision for (benefit from) income taxes                            (108)           (66)          (229)           265
                                                                 --------       --------       --------       --------

NET INCOME (LOSS) FROM CONTINUING OPERATIONS                         (379)           (99)        (3,689)           418
Adjustment to 1999 gain on sale of discontinued operations,
   net of income taxes (4)                                            122             40            122             40
                                                                 --------       --------       --------       --------

INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE                             (257)           (59)        (3,567)           458
                                                                 --------       --------       --------       --------

Extraordinary item - adjustment to gain on acquisition of
  NGH, net of income taxes (5)                                        121             --            121             --
Cumulative effect of accounting change, net of
  income taxes (6)                                                     --             --             --           (502)
                                                                 --------       --------       --------       --------

NET LOSS                                                         $   (136)      $    (59)      $ (3,446)      $    (44)
                                                                 ========       ========       ========       ========

BASIC INCOME (LOSS) PER SHARE:
     Income (loss) from continuing operations                    $  (4.53)      $  (1.16)      $ (44.08)      $   4.71
     Adjustment to 1999 gain on sale (4)                             1.46           0.47           1.46           0.45
     Extraordinary item - gain on acquisition (5)                    1.45             --           1.45             --
     Cumulative effect of accounting change (6)                        --             --             --          (5.66)
                                                                 --------       --------       --------       --------
         Net loss                                                $  (1.62)      $  (0.69)      $ (41.17)      $  (0.50)
                                                                 ========       ========       ========       ========
DILUTED INCOME (LOSS) PER SHARE:
     Income (loss) from continuing operations                    $  (4.53)      $  (1.16)      $ (44.08)      $   4.64
     Adjustment to 1999 gain on sale (4)                             1.46           0.47           1.46           0.44
     Extraordinary item - gain on acquisition (5)                    1.45             --           1.45             --
     Cumulative effect of accounting change (6)                        --             --             --          (5.57)
                                                                 --------       --------       --------       --------
         Net loss                                                $  (1.62)      $  (0.69)      $ (41.17)      $  (0.49)
                                                                 ========       ========       ========       ========

Basic weighted average shares, in thousands                        83,739         85,746         83,697         88,733
                                                                 ========       ========       ========       ========

Diluted weighted average shares, in thousands (7)                  83,739         85,746         83,697         90,175
                                                                 ========       ========       ========       ========

----------
(1) Net sales benefited from an adjustment related to revised returned goods policies of $96 million December year-to-date.

(2) Includes severance and related benefits, fixed asset impairment, contract termination costs and related charges.

(3) Includes impairment of goodwill of RJR Tobacco and certain trademarks as a result of valuation required by SFAS No. 142.

(4) The 1999 gain on the sale of the international tobacco business was adjusted as a result of a favorable resolution of prior year tax matters.

(5) The 2000 gain on the NGH acquisition was adjusted as a result of a favorable resolution of prior year tax matters.

(6) On Jan. 1, 2002, RJR adopted SFAS No. 142. Under the new testing and measurement requirements of SFAS No. 142, the fair value of certain of RJR Tobacco's trademarks was less than the carrying value, which resulted in a non-cash, trademark impairment charge in the first quarter of 2002.

(7) For the three and twelve months ended Dec. 31, 2003, and for the three months ended Dec. 31, 2002, common stock equivalents were excluded from diluted per share amounts, as they would have been anti-dilutive.

                 RECONCILIATION OF 2002 RESULTS TO 2003 RESULTS
                              (Dollars in Millions)
                                   (Unaudited)

                                                                   Fourth Quarter                      Twelve Months
                                                                   --------------                      -------------
                                                              Operating          Net            Operating           Net
                                                               Income           Income            Income           Income
                                                                (Loss)          (Loss)            (Loss)           (Loss)
                                                                ------          ------            ------           ------
2002 RESULTS                                                    $(142)          $ (59)          $   779           $   (44)
    2002 Restructuring and impairment charges                     224             135               224               135
    2002 Adjustment to gain on discontinued businesses             --             (40)               --               (40)
    2002 Cumulative accounting change                              --              --                --               502
    Reduction of returned goods reserve                             3               2                96                58
    Fixture impairment                                           (106)            (64)             (106)              (64)
    Restructuring and impairment charges                           (3)             (2)             (368)             (224)
    Goodwill and trademark impairment                            (499)           (499)           (4,089)           (3,960)
    Tax adjustment - continuing operations                         --             114                --               169
    Adjustment to 1999 gain on sale of
      discontinued businesses                                      --             122                --               122
    Extraordinary item - gain on acquisition                       --             121                --               121
    Operations                                                     50              34              (377)             (221)
                                                                -----           -----           -------           -------

2003 RESULTS                                                    $(473)          $(136)          $(3,841)          $(3,446)
                                                                =====           =====           =======           =======


                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEETS
                              (Dollars in Millions)

                                                         December 31,
                                                         ------------
                                                    2003            2002
                                                    ----            ----
ASSETS
Cash and cash equivalents                         $ 1,523          $ 1,584
Short-term investments                                107              595
Other current assets                                1,701            1,813
Trademarks, net                                     1,759            2,085
Goodwill, net                                       3,292            7,090
Other noncurrent assets                             1,295            1,484
                                                  -------          -------
                                                  $ 9,677          $14,651
                                                  =======          =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Tobacco settlement and related accruals           $ 1,629          $ 1,543
Current maturities of long-term debt                   56              741
Accrued liabilities and other                       1,180            1,143
Long-term debt (less current maturities)            1,671            1,755
Deferred income taxes                                 806            1,236
Long-term retirement benefits                       1,034            1,176
Other noncurrent liabilities                          244              341
Stockholders' equity                                3,057            6,716
                                                  -------          -------
                                                  $ 9,677          $14,651
                                                  =======          =======